Exhibit 99.1

Herbert Gareiss, Jr.
President & CEO
845 986-8080
973 764-8080
fax 845 986-6699
www.wvtc.com

May 31, 2005

Dear Shareholder:

Many of our shareholders received a letter dated May 9, 2005 from Mr. Lawrence J. Goldstein. I am writing to address some of Mr. Goldstein’s misleading statements about WVT and its operations and to reassure all shareholders that Mr. Goldstein’s concerns are without merit.

THE PROPOSED SPIN-OFF IS IMPRACTICAL AND INADVISABLE
In his letter, Mr. Goldstein again repeats his suggestion that WVT spin off its interest in Orange County-Poughkeepsie Limited Partnership (“OCP”). This is essentially the same proposal that shareholders resoundingly rejected at our 2003 annual meeting. As was the case then, this suggested treatment would generally involve double taxation under Section 355 of the Internal Revenue Code of 1986 (as amended), and, for this reason alone, would be unwise. The proxy fight which Mr. Goldstein helped instigate in 2003 caused the Company to spend a significant amount of time and money, which was unnecessary and clearly not in the best interests of our shareholders or WVT. Now Mr. Goldstein wants to cause similar waste.

In addition to the detrimental tax consequences of the proposed spin-off, Mr. Goldstein’s proposals, as outlined, would pose serious regulatory challenges with the Public Service Commissions, which regulate our traditional telephone business. His proposals also involve significant contractual hurdles under our agreement with Verizon Wireless, the general partner of OCP. These hurdles are described in more detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. In any event, income from our OCP interest is an important source of funding for both our expansion into new and lucrative technology driven voice, digital television and data services, and our dividend. These factors make Mr. Goldstein’s proposal both impractical and inadvisable.

WVT IS EFFECTIVELY ADDRESSING FINANCIAL REPORTING AND THE NASDAQ LISTING CONCERNS
WVT has always been completely forthright in our public financial reporting. When we were unable to file our Annual Report on Form 10-K (“the Form 10-K”) for the year ended December 31, 2004 on time, NASDAQ began its process to investigate why. The filing delay resulted solely from what we — and many other small companies — encountered in meeting the new requirements mandated by Section 404 of the Sarbanes Oxley Act of 2002 (“SOX”). We have recently received notice that the Nasdaq Listing Qualifications Panel has granted our request for the continued listing of our common shares, provided we file our Form 10-K and Quarterly Report on Form 10-Q on or before July 29, 2005. We strongly believe that the Company will be in a position to file these reports well in advance of that date. As soon as practical after these filings are made, the Company will announce the date of the annual meeting and mail its proxy. It is extremely important that you vote your proxy.

It is also important to note that the extensive review of our internal controls did not uncover any fraud or impropriety or other circumstance which would require any restatement of our prior financials. Mr. Goldstein’s criticism of management’s readiness and efficiency shows that he completely misunderstands the situation faced by smaller companies like ours in meeting the new SOX requirements. As an example, in an April 2005 e-mail to me, Mr. Goldstein incorrectly advised that we “need not comply with SOX 404 for last year’s 10-K report or current Q” and “clearly WWVY is not required to comply with SOX.” This simply is not the case.

47 Main Street • PO Box 592 • Warwick, New York 10990-0592

May 31, 2005 — page 2

WVT GENERATES STRONG RETURNS FOR SHAREHOLDERS
WVT has been among the most successful and innovative companies in meeting the technological challenges facing the telecommunications industry. This strategy has served us well. The Company has established an excellent record of continuous payment of cash dividends since 1907. Since 1998 we have increased our dividend payout by 109%, exclusive of the special dividend of $0.20 paid in the fourth quarter of 2004 resulting from the Hudson Valley DataNet sale. As illustrated by the chart below, our cumulative shareholder return has outpaced both our Peer Group* and the Russell 2000. Assuming a $100 investment as of January 1, 1999, and a reinvestment of all subsequent dividends, a shareholder would have experienced a return of 111.77% as of December 31, 2004.

                     Comparison of Cumulative Total Shaeholder Return

This outstanding performance negates any implication that WVT’s management has failed to focus on increasing shareholder value. Over the past five years we have purposefully used our earnings to generate return for our shareholders and to prepare for future growth. This was strategically planned and accomplished without incurring heavy debt or diluting the share price by issuing more shares to raise capital. In effect, our dividend policy has enabled us to provide a “win-win” situation for both investors and the business alike and we have positioned ourselves to be a formidable player in the competitive market place that has emerged.

WVT IS FOLLOWING ITS STRATEGY
It is true that revenues from our traditional telephone services are declining and will continue to do so in the future. We anticipated this decline in the early 1990’s and formulated a strategy to replace regulated revenues with those from non-regulated services. As an example, the Company began deregulated or lightly regulated services such as long distance service, Internet service and high-speed DSL (where we have perhaps the highest penetration rate of any telephone company in the country).

We also now run a profitable directory publishing service and we established a digital television service that effectively competes with cable (offering the “Triple Play” of voice, digital television and data) — well before our competition. We were instrumental in establishing the Independent Optical Network (ION), a high bandwidth statewide network that will service 52 metropolitan areas throughout New York State. ION will enable us to deliver high value support services to other independent New York telephone companies too small to justify the expense of building an infrastructure. We are currently testing our new WVT eTalk Voice over Internet Protocol (VoIP) service offering which is a non-regulated feature-rich calling service designed to replace our traditional telephone services. We are in the business of developing new and innovative technologies to generate new sources of revenue and we will continue to do so in the future.

*Peer Group includes D&E Communications, Inc., Hector Communications, Hickory Tech Corporation, North Pittsburgh Systems, Inc. and Shenandoah Telecommunications Co.

May 31, 2005 — page 3

The Company’s Board of Directors and management are committed to enhancing shareholder value, but in an orderly and consistent manner for our long-term investors, not for short-term opportunists. WVT is a strong and vibrant company. We have a management team that is highly experienced, fiercely competitive and completely motivated. We are committed to producing strong returns and providing reliable dividends to our shareholders now and in the future. We will continue to build on the exceptional record that has been established in over a century of service to our community and our shareholders. Thank you for your ongoing support.

Sincerely yours,

Herbert Gareiss, Jr.
President and CEO

ALL SHAREHOLDERS ARE URGED TO READ WVT’S DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC. Your vote is important. You may obtain these documents at the Company’s website at

http://www.wvtc.com/investor.shtml.